UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): February 23, 2022 (February 17, 2022)

Calyxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Mount Ridge Road

Roseville, MN 55113-1127

(Address and zip code of principal executive offices)

(651) 683-2807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CLXT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On February 17, 2022, Calyxt, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC (the “Underwriter”), relating to the issuance and sale to an institutional investor of (i) 3,880,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 3,880,000 shares of Common Stock, and (iii) common warrants (“Common Warrants” and, together with the Shares and the Pre-Funded Warrants, the “Securities”) to purchase up to 7,760,000 shares of Common Stock (the “Offering”). The Shares and the Pre-Funded Warrants were each sold in combination with corresponding Common Warrants, with one Common Warrant to purchase one share of Common Stock for each Share or each Pre-Funded Warrant sold.

The Pre-Funded Warrants will have an exercise price of $0.0001 per share of Common Stock and the Common Warrants will have an exercise price of $1.41 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and remain exercisable until exercised, while the Common Warrants will be exercisable six months after the date of issuance and will have a term of five years from the date of exercisability. The aggregate offering price for each Share and an accompanying Common Warrant was $1.41. The aggregate offering price for each Pre-Funded Warrant and an accompanying Common Warrant was $1.4099.

A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. A holder of Common Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants or Common Warrants may increase or decrease this percentage to a percentage not in excess of 9.99% by providing at least 61 days’ prior notice to the Company.

The offer and sale of the Securities was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-233231) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on September 27, 2019, as supplemented by a prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and covenants made by the Company. It also provides for customary indemnification by each of the Company and the Underwriter, severally and not jointly, for losses or damages arising out of or in connection with the offering, including for liabilities under the Securities Act of 1933, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, Cellectis S.A. and directors and executive officers of the Company have entered into “lock-up” agreements with the Underwriter that generally prohibit during a 90-day period following the entry into the Underwriting Agreement, without the prior written consent of the Underwriter, the sale, transfer or other disposition of securities of the Company.

The closing of the Offering occurred on February 23, 2022. Calyxt received approximately $10.0 million of net proceeds, after deducting underwriting discounts and estimated offering expenses.

The form of Pre-Funded Warrant and Common Warrant are filed as Exhibits 4.1 and 4.2, respectively, and are incorporated by reference into this Current Report on Form 8-K. The foregoing description of such documents is qualified in its entirety by reference to the full text thereof.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

In connection with the Offering, the Company is filing a legal opinion and consent as Exhibit 5.1 and Exhibit 23.1, respectively, to this Current Report on Form 8-K, each of which is incorporated by reference in its entirety into the Registration Statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of February 17, 2022, by and between Calyxt, Inc. and Canaccord Genuity LLC

4.1	Form of Pre-Funded Warrant

4.2	Form of Common Warrant

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Calyxt, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2022

CALYXT, INC.

By:	/s/ Michael A. Carr
Name:	Michael A. Carr
Title:	President and Chief Executive Officer